UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 7/26/2017

A & C United Agriculture Developing Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-179082	27-5159463
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS I.D.)

1313 N. Grand Ave., #16, Walnut, California	91789
(Address of principal executive offices)	(Zip Code)

626-262-7379

(Registrant's telephone number, including area code)

Oak Brook Pointe, Suite 500, 700 Commerce Drive, Oak Brook, Illinois

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

(1) On July 26, 2017, A & C United Agriculture Developing Inc. (the “Company”) appointed Liew Meng Leong as a Director of the Company.

(2) Mr. Liew was not appointed pursuant to any arrangement or understanding between Mr. Liew and any other person pursuant to which he was selected as a director.

(3) Mr. Liew has not been appointed to any committees of the Board, since the Board does not presently have any committees.

(4) There are no current or proposed transactions in which Mr. Liew has a direct or indirect material interest in which the Company is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years.

(5) Currently the company does not pay any compensation to its directors except for reimbursement of expenses to attend meetings.

Mr. Liew has over 10 years of management experiences in the fields of business development and strategy plan. From May, 2013 until July, 2016, Mr. Liew was the president of Yee Koo Hardware Trading and from August, 2007 until April, 2013, he was the president for Golden Dynasty SND BHD. From April, 2001 until June, 2007, he was the engineering assistant on Asahi Denka (Singapore). Mr. Liew graduated with a Diploma degree from College Linton where he majored in Electrical and Electronics Engineering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

A & C UNITED AGRICULTURE DEVELOPING INC.

Date: July 28, 2017	By:	/s/ Chin Kha Foo
Chin Kha Foo
Chief Executive Officer and Director

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